Exhibit 99.1

Howmet Aerospace Reports Third Quarter 2022 Results

Commercial Aerospace Revenue Up 23% YoY, Positive Cash Generation

$100 Million Share Repurchases, Doubled Quarterly Common Stock Dividend in Fourth Quarter 2022

2023 Preliminary Revenue Growth Guidance Approximately 10% (+/- 2%)

PITTSBURGH--(BUSINESS WIRE)--October 31, 2022--Howmet Aerospace (NYSE:HWM):

Third Quarter 2022 Highlights

  Revenue of $1.43 billion, up 12% year over year, driven by Commercial Aerospace, up 23% YoY
  Net income of $80 million, or $0.19 per share, versus $27 million, or $0.06 per share, in the third quarter 2021
  Net income excluding special items of $152 million, or $0.36 per share, versus $120 million, or $0.27 per share, in the third quarter 2021
  Adjusted EBITDA excluding special items of $323 million, up 11% year over year
  Generated $65 million cash from operations; $23 million of free cash flow; $106 million of cash used for financing activities; and $41 million of cash used for investing activities
  Cash balance at end of quarter of $454 million; $100 million of common stock repurchases; $0.02 per share dividend on common stock

2022 Guidance1

	Q4 2022 Guidance			FY 2022 Guidance
	Low	Baseline	High	Low	Baseline	High
Revenue	$1,450M	$1,470M	$1,500M	$5,600M	$5,620M	$5,650M
Adj. EBITDA*	$325M	$330M	$336M	$1,265M	$1,270M	$1,276M
Adj. EBITDA Margin*	22.4%	22.4%	22.4%	22.6%	22.6%	22.6%
Adj. Earnings per Share*	$0.37	$0.38	$0.39	$1.39	$1.40	$1.41
Free Cash Flow				$520M	$560M	$580M
* Excluding Special Items

(1)

Reconciliations of the forward-looking non-GAAP measures to the most directly comparable GAAP measures, as well as the directly comparable GAAP measures, are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures – for further detail, see “2022 Guidance” below.

Key Announcements

  In the third quarter 2022, Howmet Aerospace repurchased approximately 2.8 million shares for $100 million. As of October 28, 2022, total share repurchase authorization available was $1.012 billion.
  The Company increased the quarterly dividend of its common stock from $0.02 per share to $0.04 per share in the fourth quarter 2022.

Howmet Aerospace (NYSE:HWM) today reported third quarter 2022 results. The Company reported third quarter 2022 revenues of $1.43 billion, up 12% year over year, primarily driven by growth in the commercial aerospace market of 23%.

Howmet Aerospace reported net income of $80 million, or $0.19 per share, in the third quarter 2022 versus net income of $27 million, or $0.06 per share, in the third quarter 2021. Net income excluding special items was $152 million, or $0.36 per share, in the third quarter 2022, versus $120 million, or $0.27 per share, in the third quarter 2021. Net income included approximately $70 million in net charges from special items, primarily due to an adverse judgment from a legal proceeding relating to swaps that were entered into in 2007 and 2008 and assumed as part of the Firth Rixson acquisition in 2014, as well as wheels plant fire costs, partially offset by related tax impacts.

Third quarter 2022 Adjusted EBITDA excluding special items was $323 million, up 11% year over year. The year-over-year increase was driven by volume growth in the commercial aerospace market. Adjusted EBITDA margin, excluding special items, was down approximately 30 basis points year over year at 22.5% while passing through approximately $70 million of additional material costs year over year. Excluding material pass through costs, adjusted EBITDA margin excluding special items was 23.7% and year over year flow through of incremental revenue to Adjusted EBITDA excluding special items was strong at approximately 39%.

Howmet Aerospace Executive Chairman and Chief Executive Officer John Plant said, “The Howmet Aerospace team continued to execute well in the third quarter 2022. Net income performance has been solid since the middle of 2021. In fact, the third quarter 2022 marks the 5th consecutive quarter of year-over-year revenue, Adjusted EBITDA2, and Adjusted EPS2 growth. Adjusted EBITDA margin2 was healthy at 22.5%. Adjusted EPS2 matched the midpoint of guidance and grew 33% year over year. Although the commercial aerospace end market saw an uneven pace of recovery in the third quarter 2022, all of Howmet Aerospace’s aerospace-focused segments increased revenue sequentially.”

Mr. Plant continued, “Looking ahead, we continue to expect the commercial aerospace end market to grow at above-trend rates for the next several years. Howmet Aerospace’s defense aerospace market should also return to growth starting in the middle of 2023. We expect 2023 revenue growth versus 2022 to be up approximately 10%, plus or minus 2%.”

“Cash generation was positive as expected. However, starting in September, cash flows were impacted as Howmet Aerospace carried higher inventory due to customer schedule rebalances, which we expect to persist in the fourth quarter. We ended the quarter with $454 million of cash after repurchasing $100 million in common stock and paying a $0.02 per share dividend on common stock. The Company’s balance sheet remains strong, and Howmet Aerospace is positioned to continue generating strong cash flows ahead. The Company doubled the quarterly dividend on common stock to $0.04 per share for the fourth quarter 2022, demonstrating confidence in the Company’s healthy free cash flows.”

2	Excluding Special Items

Third Quarter 2022 Segment Performance

Engine Products

Engine Products reported revenue of $683 million, an increase of 14% year over year, due to growth in the commercial aerospace and oil and gas markets and an increase in material cost pass through. Segment Adjusted EBITDA was $186 million, up 23% year over year, driven by commercial aerospace and oil and gas volumes as well as strong productivity gains. The segment added approximately 260 headcount in the quarter in anticipation of future revenue increases, which brings the total headcount added since the fourth quarter 2021 to approximately 1,040. Segment Adjusted EBITDA margin increased approximately 200 basis points year over year to 27.2%.

Fastening Systems

Fastening Systems reported revenue of $291 million, an increase of 15% year over year due to growth in the commercial aerospace market of 24% with narrow body recovery more than offsetting Boeing 787 production declines, as well as an increase in material cost pass through. Segment Adjusted EBITDA was $64 million, up 8% year over year, driven by favorable volume in the narrow body commercial aerospace market more than offsetting Boeing 787 production declines. The segment has added approximately 410 headcount since the fourth quarter 2021 in anticipation of future revenue increases. Segment Adjusted EBITDA margin decreased approximately 120 basis points year over year to 22.0%.

Engineered Structures

Engineered Structures reported revenue of $193 million, a decrease of 3% year over year due to declines in the defense aerospace market and Boeing 787 production declines partially offset by growth in the narrow body commercial aerospace market and an increase in material cost pass through. Segment Adjusted EBITDA was $28 million, up 8% year over year, driven by favorable volume in the narrow body commercial aerospace market more than offsetting Boeing 787 production declines and unfavorable volume in the defense aerospace market. Segment Adjusted EBITDA margin increased approximately 140 basis points year over year to 14.5%.

Forged Wheels

Forged Wheels reported revenue of $266 million, an increase of 15% year over year due to higher aluminum material and other inflationary cost pass through and a 2% increase in volume, partially offset by unfavorable foreign currency movements. Segment Adjusted EBITDA was $64 million, down 11% year over year, driven by unfavorable foreign currency movements partially offset by favorable volume. Segment Adjusted EBITDA margin decreased approximately 710 basis points year over year to 24.1% including the impact of higher aluminum material costs and higher European energy costs, which are passed through to customers. Additionally foreign currency movements were unfavorable.

Repurchased Approximately 2.8 Million Shares in Third Quarter 2022, 9.7 Million Shares Year To Date

In the third quarter 2022, Howmet Aerospace repurchased approximately 2.8 million shares for $100 million. Year to date through October 28, 2022, the Company has repurchased approximately 9.7 million shares for $335 million. As of October 28, 2022, total share repurchase authorization available was $1.012 billion.

Howmet Aerospace Increased Common Stock Dividend in the Fourth Quarter 2022

The Company increased the quarterly dividend of its common stock from $0.02 per share to $0.04 per share in the fourth quarter 2022. The dividend is to be paid on November 25, 2022 to holders of record at the close of business on November 4, 2022.

2022 Guidance
	Q4 2022 Guidance			FY 2022 Guidance
	Low	Baseline	High	Low	Baseline	High
Revenue	$1,450M	$1,470M	$1,500M	$5,600M	$5,620M	$5,650M
Adj. EBITDA[1,2]	$325M	$330M	$336M	$1,265M	$1,270M	$1,276M
Adj. EBITDA Margin[1,2]	22.4%	22.4%	22.4%	22.6%	22.6%	22.6%
Adj. Earnings per Share[1,2]	$0.37	$0.38	$0.39	$1.39	$1.40	$1.41
Free Cash Flow[2]				$520M	$560M	$580M
(1)	Excluding Special Items

(2)

Reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures, as well as the directly comparable GAAP measures, are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures, such as the effects of foreign currency movements, gains or losses on sales of assets, taxes, and any future restructuring or impairment charges. In addition, there is inherent variability already included in the GAAP measures, including, but not limited to, price/mix and volume. Howmet Aerospace believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Howmet Aerospace will hold its quarterly conference call at 10:00 AM Eastern Time on Monday, October 31, 2022. The call will be webcast via www.howmet.com. The press release and presentation materials will be available at approximately 7:00 AM ET on October 31, via the “Investors” section of the Howmet Aerospace website. A link to the press release will also be available via Howmet Aerospace’s Twitter handle @HowmetAerospace at https://twitter.com/howmetaerospace.

About Howmet Aerospace

Howmet Aerospace Inc., headquartered in Pittsburgh, Pennsylvania, is a leading global provider of advanced engineered solutions for the aerospace and transportation industries. The Company’s primary businesses focus on jet engine components, aerospace fastening systems, and airframe structural components necessary for mission-critical performance and efficiency in aerospace and defense applications, as well as forged aluminum wheels for commercial transportation. With nearly 1,150 granted and pending patents, the Company’s differentiated technologies enable lighter, more fuel-efficient aircraft and commercial trucks to operate with a lower carbon footprint. For more information, visit www.howmet.com. Follow: LinkedIn, Twitter, Instagram, Facebook, and YouTube.

Dissemination of Company Information

Howmet Aerospace intends to make future announcements regarding Company developments and financial performance through its website at www.howmet.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Howmet Aerospace’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements, forecasts and outlook relating to the condition of end markets; future financial results or operating performance; future strategic actions; Howmet Aerospace's strategies, outlook, and business and financial prospects; and any future dividends and repurchases of its debt or equity securities. These statements reflect beliefs and assumptions that are based on Howmet Aerospace’s perception of historical trends, current conditions and expected future developments, as well as other factors Howmet Aerospace believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) uncertainty of the duration, extent and impact of the COVID-19 pandemic on Howmet Aerospace’s business, results of operations, and financial condition; (b) deterioration in global economic and financial market conditions generally (including as a result of COVID-19 and its effects, among other things, on global supply, demand, and distribution disruptions); (c) unfavorable changes in the markets served by Howmet Aerospace; (d) the impact of potential cyber attacks and information technology or data security breaches; (e) the loss of significant customers or adverse changes in customers’ business or financial conditions; (f) manufacturing difficulties or other issues that impact product performance, quality or safety; (g) inability of suppliers to meet obligations due to supply chain disruptions or otherwise; (h) the inability to achieve revenue growth, cash generation, cost savings, restructuring plans, cost reductions, improvement in profitability, or strengthening of competitiveness and operations anticipated or targeted; (i) inability to meet increased demand, production targets or commitments; (j) competition from new product offerings, disruptive technologies or other developments; (k) geopolitical, economic, and regulatory risks relating to Howmet Aerospace’s global operations, including geopolitical and diplomatic tensions, instabilities and conflicts, as well as compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (l) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation, which can expose Howmet Aerospace to substantial costs and liabilities; (m) failure to comply with government contracting regulations; (n) adverse changes in discount rates or investment returns on pension assets; and (o) the other risk factors summarized in Howmet Aerospace’s Form 10-K for the year ended December 31, 2021 and other reports filed with the U.S. Securities and Exchange Commission. Market projections are subject to the risks discussed above and other risks in the market. The statements in this release are made as of the date of this release, even if subsequently made available by Howmet Aerospace on its website or otherwise. Howmet Aerospace disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Howmet Aerospace’s consolidated financial information but is not presented in Howmet Aerospace’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

___________________________________

Howmet Aerospace Inc. and subsidiaries
Statement of Consolidated Operations (unaudited)
(in U.S. dollar millions, except per-share and share amounts)

	Quarter ended
	September 30, 2022	June 30, 2022	September 30, 2021
Sales	$1,433	$1,393	$1,283

Cost of goods sold (exclusive of expenses below)	1,056	987	928
Selling, general administrative, and other expenses	73	83	70
Research and development expenses	7	9	4
Provision for depreciation and amortization	65	67	68
Restructuring and other charges(1)	4	6	8
Operating income	228	241	205

Loss on debt redemption	—	2	118
Interest expense, net	57	57	63
Other expense (income), net(2)	67	(1)	1

Income before income taxes	104	183	23
Provision (benefit) for income taxes	24	36	(4)
Net income	$80	$147	$27

Amounts Attributable to Howmet Aerospace Common Shareholders:
Earnings per share - Basic(3)(4):
Net income per share	$0.19	$0.35	$0.06
Average number of shares(4)(5)	414,646,509	417,064,041	428,574,630

Earnings per share - Diluted(3)(4):
Net income per share	$0.19	$0.35	$0.06
Average number of shares(5)	419,748,839	422,053,717	434,180,960

Common stock outstanding at the end of the period	413,704,596	416,309,875	428,179,879
(1)

Restructuring and other charges for the quarters ended September 30, 2022 and June 30, 2022 included pension settlement charges, other exit costs, and accelerated depreciation. Restructuring and other charges for the quarter ended September 30, 2021 included asset impairments, pension settlement charges, and other exit costs.

(2)

Other expense (income), net for the quarter ended September 30, 2022 includes the $65 adverse judgment from the Lehman Brothers International (Europe) ("LBIE") legal proceeding which was assumed as part of the Firth Rixson acquisition in 2014.

(3)

In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of $1 for the quarters ended September 30, 2022, June 30, 2022, and September 30, 2021 need to be subtracted from Net income.

(4)

For the quarters presented, the difference between the diluted average number of shares and the basic average number of shares related to share equivalents associated with outstanding awards and employee stock options.

(5)

For the quarters presented, basic and diluted average number of shares and common stock outstanding at the end of the period do not reflect the full impact of the share repurchases made at different times during the third quarter of 2022, second quarter of 2022, and third quarter of 2021, respectively.

Howmet Aerospace Inc. and subsidiaries
Consolidated Balance Sheet (unaudited)
(in U.S. dollar millions)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$453	$720
Receivables from customers, less allowances of $— in both 2022 and 2021	550	367
Other receivables	50	53
Inventories	1,612	1,402
Prepaid expenses and other current assets	181	195
Total current assets	2,846	2,737
Properties, plants, and equipment, net	2,288	2,467
Goodwill	3,965	4,067
Deferred income taxes	106	184
Intangibles, net	523	549
Other noncurrent assets	201	215
Total assets	$9,929	$10,219

Liabilities
Current liabilities:
Accounts payable, trade	$812	$732
Accrued compensation and retirement costs	204	198
Taxes, including income taxes	56	61
Accrued interest payable	68	74
Other current liabilities	240	183
Short-term debt	1	5
Total current liabilities	1,381	1,253
Long-term debt, less amount due within one year	4,170	4,227
Accrued pension benefits	689	771
Accrued other postretirement benefits	147	153
Other noncurrent liabilities and deferred credits	269	307
Total liabilities	6,656	6,711

Equity
Howmet Aerospace shareholders’ equity:
Preferred stock	55	55
Common stock	414	422
Additional capital	3,998	4,291
Retained earnings	917	603
Accumulated other comprehensive loss	(2,111)	(1,863)
Total equity	3,273	3,508
Total liabilities and equity	$9,929	$10,219

Howmet Aerospace and subsidiaries
Statement of Consolidated Cash Flows (unaudited)
(in U.S. dollar millions)

	Nine months ended September 30,
	2022	2021
Operating activities
Net income	$358	$181
Adjustments to reconcile net income to cash provided from operations:
Depreciation and amortization	198	203
Deferred income taxes	58	24
Restructuring and other charges	12	22
Net realized and unrealized losses	12	7
Net periodic pension cost	17	13
Stock-based compensation	43	28
Loss on debt redemption	2	141
Other	26	28
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
Increase in receivables	(246)	(382)
(Increase) decrease in inventories	(271)	49
Decrease in prepaid expenses and other current assets	5	6
Increase in accounts payable, trade	130	63
Increase (decrease) in accrued expenses	18	(121)
Decrease in taxes, including income taxes	(1)	(15)
Pension contributions	(34)	(68)
Increase in noncurrent assets	(5)	(1)
Decrease in noncurrent liabilities	(44)	(32)
Cash provided from operations	278	146
Financing Activities
Net change in short-term borrowings (original maturities of three months or less)	(4)	—
Additions to debt (original maturities greater than three months)(1)	—	700
Payments on debt (original maturities greater than three months)(2)	(60)	(1,491)
Debt issuance costs	—	(11)
Premiums paid on early redemption of debt	(2)	(133)
Repurchase of common stock	(335)	(225)
Proceeds from exercise of employee stock options	14	17
Dividends paid to shareholders	(27)	(11)
Other	(23)	(20)
Cash used for financing activities	(437)	(1,174)
Investing Activities
Capital expenditures	(148)	(138)
Proceeds from the sale of assets and businesses	42	8
Sales of debt securities	—	5
Cash receipts from sold receivables	—	267
Other	—	2
Cash (used for) provided from investing activities	(106)	144
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3)	(1)
Net change in cash, cash equivalents and restricted cash	(268)	(885)
Cash, cash equivalents and restricted cash at beginning of year	722	1,611
Cash, cash equivalents and restricted cash at end of period	$454	$726
(1)	The proceeds from financing activities in 2021 was related to the long-term debt issuance of $700 in the third quarter of 2021.
(2)

The use of cash from financing activities in 2021 was related to the repayment of the aggregate outstanding principal amount of the 6.875% Notes due 2025 of approximately $600 in the third quarter of 2021, the 5.870% Notes due 2022 of approximately $476 in the second quarter of 2021, and the 5.400% Notes due 2021 of approximately $361 in the first quarter of 2021. Additionally in 2021, the Company repurchased in the open market the aggregate principal amount of the 5.125% Notes due 2024 (the "5.125% Notes") of approximately $53 in the third quarter of 2021. The use of cash from financing activities in 2022 was related to the repurchases in the open market of approximately $60 of the aggregate principal amount of the 5.125% Notes in the second quarter of 2022.

Howmet Aerospace Inc. and subsidiaries
Segment Information (unaudited)
(in U.S. dollar millions)

	1Q21	2Q21	3Q21	4Q21	2021	1Q22	2Q22	3Q22
Engine Products
Third-party sales	$534	$544	$599	$605	$2,282	$631	$652	$683
Inter-segment sales	$1	$1	$1	$1	$4	$1	$1	$1
Provision for depreciation and amortization	$31	$30	$31	$32	$124	$31	$31	$31
Segment Adjusted EBITDA	$132	$130	$151	$151	$564	$173	$179	$186
Segment Adjusted EBITDA Margin	24.7%	23.9%	25.2%	25.0%	24.7%	27.4%	27.5%	27.2%
Restructuring and other charges	$5	$5	$5	$59	$74	$3	$4	$2
Capital expenditures	$11	$16	$21	$26	$74	$27	$24	$23

Fastening Systems
Third-party sales	$272	$262	$254	$256	$1,044	$264	$277	$291
Inter-segment sales	$—	$—	$—	$—	$—	$—	$—	$—
Provision for depreciation and amortization	$12	$13	$12	$12	$49	$12	$11	$11
Segment Adjusted EBITDA	$57	$63	$59	$60	$239	$56	$56	$64
Segment Adjusted EBITDA Margin	21.0%	24.0%	23.2%	23.4%	22.9%	21.2%	20.2%	22.0%
Restructuring and other charges (credits)	$2	$3	$3	$(8)	$—	$(3)	$—	$—
Capital expenditures	$5	$9	$8	$20	$42	$15	$8	$7

Engineered Structures
Third-party sales	$176	$160	$199	$190	$725	$182	$185	$193
Inter-segment sales	$1	$2	$1	$2	$6	$1	$1	$3
Provision for depreciation and amortization	$12	$13	$12	$12	$49	$12	$12	$12
Segment Adjusted EBITDA	$22	$24	$26	$31	$103	$23	$26	$28
Segment Adjusted EBITDA Margin	12.5%	15.0%	13.1%	16.3%	14.2%	12.6%	14.1%	14.5%
Restructuring and other charges	$1	$—	$—	$15	$16	$2	$1	$1
Capital expenditures	$5	$5	$3	$8	$21	$7	$2	$3

Forged Wheels
Third-party sales	$227	$229	$231	$234	$921	$247	$279	$266
Inter-segment sales	$—	$—	$—	$—	$—	$—	$—	$—
Provision for depreciation and amortization	$10	$9	$10	$10	$39	$10	$10	$10
Segment Adjusted EBITDA	$80	$70	$72	$72	$294	$67	$75	$64
Segment Adjusted EBITDA Margin	35.2%	30.6%	31.2%	30.8%	31.9%	27.1%	26.9%	24.1%
Restructuring and other charges	$—	$—	$—	$—	$—	$—	$—	$—
Capital expenditures	$9	$13	$15	$8	$45	$9	$5	$6

Differences between the total segment and consolidated totals are in Corporate.

Howmet Aerospace Inc. and subsidiaries Segment Information (unaudited)
(in U.S dollar millions)

Reconciliation of Total Segment Adjusted EBITDA to Consolidated Income Before Income Taxes
	1Q21	2Q21	3Q21	4Q21	2021	1Q22	2Q22	3Q22
Income before income taxes	$113	$110	$23	$78	$324	$171	$183	$104
Loss on debt redemption	—	23	118	5	146	—	2	—
Interest expense, net	72	66	63	58	259	58	57	57
Other expense (income), net	4	8	1	6	19	1	(1)	67
Operating income	$189	$207	$205	$147	$748	$230	$241	$228
Segment provision for depreciation and amortization	65	65	65	66	261	65	64	64
Unallocated amounts:
Restructuring and other charges	9	5	8	68	90	2	6	4
Corporate expense(1)	28	10	30	33	101	22	25	46
Total Segment Adjusted EBITDA	$291	$287	$308	$314	$1,200	$319	$336	$342

Total Segment Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Total Segment Adjusted EBITDA provides additional information with respect to the Company's operating performance and the Company’s ability to meet its financial obligations. The Total Segment Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Howmet’s definition of Total Segment Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. Special items, including Restructuring and other charges, are excluded from net margin and Segment Adjusted EBITDA. Differences between the total segment and consolidated totals are in Corporate.

(1)

For the quarter ended March 31, 2021, Corporate expense included $10 of costs related to fires at two plants, net of reimbursement. For the quarter ended June 30, 2021, Corporate expense included ($4) of reimbursement related to legal and advisory charges and ($3) of net reimbursement related to fires at two plants. For the quarter ended September 30, 2021, Corporate expense included $10 of costs associated with closures, shutdowns, and other items and $1 of costs related to fires at two plants, net of reimbursement. For the quarter ended December 31, 2021, Corporate expense included $25 of costs associated with closures, shutdowns, and other items and ($11) of net reimbursement related to fires at two plants. For the quarter ended March 31, 2022, Corporate expense included $5 of costs related to fires at two plants and ($3) of reimbursement related to legal and advisory charges. For the quarter ended June 30, 2022, Corporate expense included $2 of costs related to fires at two plants and $1 of costs associated with closures, shutdowns, and other items. For the quarter ended September 30, 2022, Corporate expense included $25 of costs related to fires at three plants and $1 of costs associated with closures, shutdowns, and other items. On July 30, 2022, the Company’s cast house in Barberton, Ohio, which produces aluminum ingot used in the production of wheels for the North American commercial transportation market, experienced a mechanical failure resulting in substantial heat and fire-related damage to equipment.

Howmet Aerospace Inc. and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in U.S. dollars millions)
Free cash flow	Quarter ended			Nine months ended
	March 31, 2022	June 30, 2022	September 30, 2022	September 30, 2022
Cash provided from operations	$55	$158	$65	$278
Capital expenditures	(62)	(44)	(42)	(148)
Free cash flow	$(7)	$114	$23	$130

The Accounts Receivable Securitization program remains unchanged at $250 outstanding.

The proceeds from the sale of the corporate center in the second quarter are part of cash provided from investing activities which are not included in Free cash flow.

Free cash flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures (due to the fact that these expenditures are considered necessary to maintain and expand the Company's asset base and are expected to generate future cash flows from operations). It is important to note that Free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Howmet Aerospace Inc. and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in U.S. dollar millions, except per-share and share amounts)

Net income excluding Special items	Quarter ended			Nine months ended
	September 30, 2021	June 30, 2022	September 30, 2022	September 30, 2021	September 30, 2022
Net income	$27	$147	$80	$181	$358

Diluted earnings per share (EPS)	$0.06	$0.35	$0.19	$0.41	$0.84

Special items:
Restructuring and other charges	8	6	4	22	12
Discrete tax items(1)	(12)	(7)	(2)	(9)	(11)
Other special items
Debt tender fees and related costs	120	2	—	143	2
Plant fire costs, net(2)	1	2	25	8	32
Judgment from legal proceeding(3)	—	—	65	—	65
Legal and other advisory reimbursements	—	—	—	(4)	(3)
Costs associated with closures, shutdowns, and other items	10	1	1	10	2
Other tax items	(2)	—	—	(3)	—
Total Other special items	129	5	91	154	98
Tax impact(4)	(32)	(2)	(21)	(36)	(24)

Net income excluding Special items	$120	$149	$152	$312	$433

Diluted EPS excluding Special items	$0.27	$0.35	$0.36	$0.71	$1.02

Average number of shares - diluted EPS excluding Special items	434,180,960	422,053,717	419,748,839	436,844,506	422,202,809

Net income excluding Special items and Diluted EPS excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Restructuring and other charges, Discrete tax items, and Other special items (collectively, “Special items”). There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income determined under GAAP as well as Net income excluding Special items and Diluted EPS excluding Special items.

(1)	Discrete tax items for each period included the following:
•	for the quarter ended September 30, 2021, a net benefit related to prior year amended returns and audit settlements ($13), and a net charge for other small items $1;
•	for the quarter ended June 30, 2022, a benefit to release a valuation allowance related to an interest carryforward tax attribute in the U.K. ($6) and a net benefit for other small items ($1);
•	for the quarter ended September 30, 2022, a benefit for other small items ($2);
•

for the nine months ended September 30, 2021, a net benefit related to prior year amended returns and audit settlements ($13), a charge related to a U.K. tax rate change $2, and a net charge for other small items $2; and

•

for the nine months ended September 30, 2022, a benefit to release a valuation allowance related to an interest carryforward tax attribute in the U.K. ($6) and an excess benefit for stock compensation ($5).

(2)

Plant fire costs, net for the quarter and nine months ended September 30, 2022 includes charges related to three fires including an incident that occurred at the Company's cast house in Barberton, Ohio in the third quarter of 2022.

(3)

Judgment from legal proceeding relates to the adverse ruling from the legal proceeding related to LBIE swaps that were entered into in 2007 and 2008, which were assumed as part of the Firth Rixson acquisition in 2014 and was recorded in Other expense (income), net in the Statement of Consolidated Operations.

(4)

The Tax impact on Special items is based on the applicable statutory rates whereby the difference between such rates and the Company’s consolidated estimated annual effective tax rate is itself a Special item.

Howmet Aerospace Inc. and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions, except per-share amounts)

Net income excluding Special items	3Q20	4Q20	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22
Net income	$36	$106	$80	$74	$27	$77	$131	$147	$80

Diluted earnings per share (EPS)	$0.08	$0.24	$0.18	$0.17	$0.06	$0.18	$0.31	$0.35	$0.19

Special items:
Restructuring and other charges	22	16	9	5	8	68	2	6	4
Discrete tax items	(41)	(76)	(1)	4	(12)	18	(2)	(7)	(2)
Other special items
Debt tender fees and related costs	—	—	—	23	120	4	—	2	—
Plant fire costs (reimbursements), net	7	(19)	10	(3)	1	(11)	5	2	25
Release of tax indemnification receivable	—	53	—	—	—	—	—	—	—
Judgment from legal proceeding	—	—	—	—	—	—	—	—	65
Legal and other advisory reimbursements	(2)	(3)	—	(4)	—	—	(3)	—	—
Costs associated with closures, shutdowns, and other items	—	—	—	—	10	25	—	1	1
Reversal of state investment tax credits	—	9	—	—	—	—	—	—	—
Other tax items	(2)	4	(3)	2	(2)	3	—	—	—
Total Other special items	3	44	7	18	129	21	2	5	91
Tax impact	(7)	2	1	(5)	(32)	(54)	(1)	(2)	(21)

Net income excluding Special items	$13	$92	$96	$96	$120	$130	$132	$149	$152

Diluted EPS excluding Special items	$0.03	$0.21	$0.22	$0.22	$0.27	$0.30	$0.31	$0.35	$0.36

Average number of shares - diluted EPS excluding Special items	439	438	439	437	434	431	425	422	420

Net income excluding Special items and Diluted EPS excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Restructuring and other charges, Discrete tax items, and Other special items (collectively, “Special items”). There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income determined under GAAP as well as Net income excluding Special items and Diluted EPS excluding Special items.

Howmet Aerospace Inc. and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in U.S. dollar millions)

Operational Tax Rate	Quarter ended September 30, 2022			Nine months ended September 30, 2022
	As reported	Special items(1)(2)	As adjusted	As reported	Special items(1)(2)	As adjusted
Income before income taxes	$104	$95	$199	$458	$110	$568
Provision for income taxes	$24	$23	$47	$100	$35	$135
Operational tax rate	23.1%		23.6%	21.8%		23.8%

Operational tax rate is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both the Effective tax rate determined under GAAP as well as the Operational tax rate.

(1)

Special items for the quarter ended September 30, 2022 include judgment from legal proceeding $65, costs related to fires at three plants $25, Restructuring and other charges $4, and costs associated with closures, shutdowns, and other items $1. Special items for the nine months ended September 30, 2022 include judgment from legal proceeding $65, costs related to fires at three plants $32, Restructuring and other charges $12, debt tender fees and related costs $2, and costs associated with closures, shutdowns, and other items $2, partially offset by reimbursement related to legal and advisory charges ($3). On July 30, 2022, the Company’s cast house in Barberton, Ohio, which produces aluminum ingot used in the production of wheels for the North American commercial transportation market, experienced a mechanical failure resulting in substantial heat and fire-related damage to equipment.

(2)

Tax Special items includes discrete tax items, the tax impact on Special items based on the applicable statutory rates, the difference between such rates and the Company’s consolidated estimated annual effective tax rate and other tax related items. Discrete tax items for each period included the following:

•	for the quarter ended September 30, 2022, a benefit for other small items ($2); and
•

for the nine months ended September 30, 2022, a benefit to release a valuation allowance related to an interest carryforward tax attribute in the U.K. ($6) and an excess benefit for stock compensation ($5).

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollars millions)

Reconciliation of Adjusted EBITDA margin excluding Special items	Quarter ended
	September 30, 2021	June 30, 2022	September 30, 2022
Net income	$27	$147	$80

Add:
(Benefit) provision for income taxes	$(4)	$36	$24
Other expense (income), net	1	(1)	67
Loss on debt redemption	118	2	—
Interest expense, net	63	57	57
Restructuring and other charges	8	6	4
Provision for depreciation and amortization	68	67	65
Adjusted EBITDA	$281	$314	$297

Add:
Plant fire costs, net	$1	$2	$25
Costs associated with closures, shutdowns, and other items	10	1	1
Adjusted EBITDA excluding Special items	$292	$317	$323

Sales	$1,283	$1,393	$1,433
Adjusted EBITDA margin excluding Special items	22.8%	22.8%	22.5%
Incremental margin	Quarter ended
	September 30, 2021	September 30, 2022	Q3 2022 YoY
Third-party sales	$1,283	$1,433
Year-over-Year Material pass through		(70)
Third-party sales excluding Material pass through (b)	$1,283	$1,363	$80

Adjusted EBITDA excluding Special items (a)	$292	$323	$31

Incremental Margin (a)/(b)			39%

Adjusted EBITDA, Adjusted EBITDA excluding Special items, and Adjusted EBITDA margin excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because they provide additional information with respect to the Company's operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. The Company's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold, Selling, general administrative, and other expenses, Research and development expenses, and Provision for depreciation and amortization.

Howmet Aerospace Inc. and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in U.S. dollars millions)

Reconciliation of Adjusted EBITDA excluding Special items	3Q20	4Q20	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22
Net income	$36	$106	$80	$74	$27	$77	$131	$147	$80

Add:
(Benefit) provision for income taxes	$(48)	$(35)	$33	$36	$(4)	$1	$40	$36	$24
Other expense (income), net	8	74	4	8	1	6	1	(1)	67
Loss on debt redemption	—	—	—	23	118	5	—	2	—
Interest expense, net	77	76	72	66	63	58	58	57	57
Restructuring and other charges	22	16	9	5	8	68	2	6	4
Provision for depreciation and amortization	68	67	68	67	68	67	66	67	65
Adjusted EBITDA	$163	$304	$266	$279	$281	$282	$298	$314	$297

Add:
Plant fire costs (reimbursements), net	$7	$(19)	$9	$(3)	$1	$(11)	$5	$2	$25
Costs associated with closures, shutdowns, and other items	—	—	—	—	10	25	—	1	1
Legal and other advisory reimbursements	(2)	(3)	—	(4)	—	—	(3)	—	—
Adjusted EBITDA excluding Special items	$168	$282	$275	$272	$292	$296	$300	$317	$323

Adjusted EBITDA and Adjusted EBITDA excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because they provide additional information with respect to the Company's operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. The Company's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold, Selling, general administrative, and other expenses, Research and development expenses, and Provision for depreciation and amortization.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollars millions)

Reconciliation of Adjusted EBITDA and Adjusted EBITDA margin excluding Special items and material pass through	Quarter ended
	March 31, 2022	June 30, 2022	September 30, 2022
Net income	$131	$147	$80

Add:
Provision for income taxes	$40	$36	$24
Other expense (income), net	1	(1)	67
Loss on debt redemption	—	2	—
Interest expense, net	58	57	57
Restructuring and other charges	2	6	4
Provision for depreciation and amortization	66	67	65
Adjusted EBITDA	$298	$314	$297

Add:
Plant fire costs, net	$5	$2	$25
Legal and other advisory reimbursements	(3)	—	—
Costs associated with closures, shutdowns, and other items	—	1	1
Adjusted EBITDA excluding Special items (a)	$300	$317	$323

Third-party sales (b)	$1,324	$1,393	$1,433
Year-over-Year Material pass through	(40)	(60)	(70)
Third-party sales excluding Year-over-Year Material pass through (c)	$1,284	$1,333	$1,363

Adjusted EBITDA margin excluding Special items (a)/(b)	22.7%	22.8%	22.5%
Adjusted EBITDA margin excluding Special items and Year-over-Year Material pass through (a)/(c)	23.4%	23.8%	23.7%

Adjusted EBITDA, Adjusted EBITDA excluding Special items, Adjusted EBITDA margin excluding Special items, and Adjusted EBITDA margin excluding Special items and Year-over-Year Material pass through are non-GAAP financial measures. Management believes that these measures are meaningful to investors because they provide additional information with respect to the Company's operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. The Company's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold, Selling, general administrative, and other expenses, Research and development expenses, and Provision for depreciation and amortization.

Contacts

Investor Contact
Paul T. Luther
(412) 553-1950
Paul.Luther@howmet.com

Media Contact
Rob Morrison
(412) 553-2666
Rob.Morrison@howmet.com